Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES VISUDYNE® SALES FOR FOURTH
QUARTER AND FISCAL YEAR 2007

For Immediate Release	January 17, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$45.5 million for the quarter and US$214.9 million for the full year ended December 31, 2007. Visudyne sales for the fourth quarter declined by 40.5% over the same quarter in 2006 and the full year represented a decrease of 39.3% over annual sales in 2006. Visudyne sales in the U.S. for the quarter were approximately US$10 million, representing 22% of total sales for the quarter. U.S. average daily Visudyne sales increased to 127 vials in the fourth quarter of 2007 compared to 118 vials in the third quarter of 2007. The growth in daily Visudyne vial sales translates to a US$0.6 million increase quarter over quarter.
QLT will release its full financial results on Thursday, February, 21, 2008, at 7:30 a.m. Eastern Time (ET).
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
Conference call information
QLT Inc. will hold an investor conference call to discuss year end results for 2007 on Thursday, February 21 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7142, followed by the “#” sign.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

QLT Inc.:
Vancouver, Canada
Tamara Hicks or Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The Visudyne® sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our annual financial results.